SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT (this “Agreement”) is entered into and shall be effective as of January 1, 2014 by and between Intermountain Community Bancorp, an Idaho corporation (the “Company”), and Pamela Rasmussen (the “Executive”).

WHEREAS, as an executive of Panhandle State Bank, an Idaho-chartered bank and wholly owned subsidiary of the Company, the Executive has made and is expected to continue to make substantial contributions to the profitability, growth, and financial strength of the Company and Panhandle State Bank,

WHEREAS, the Company desires to assure itself of the current and future continuity of management and, establishing minimum severance benefits for certain officers and other key employees, including the Executive, desires to ensure that officers and other key employees are not practically disabled from discharging their duties if a proposed or actual change in control arises, and wishes to provide additional inducement for the Executive to remain in the employ of the Company, and

WHEREAS, on the date this Agreement is entered into none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of the Company, is contemplated insofar as the Company or any subsidiary is concerned.

NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1.    Termination after a Change in Control. (a) Cash benefit. If within 24 months after a Change in Control the Executive’s employment with the Company and Panhandle State Bank terminates involuntarily but without Cause or voluntarily but with Good Reason, within five business days after the Executive’s employment termination the Company shall make a lump-sum payment to the Executive in an amount in cash equal to two times the Executive’s annual compensation. For this purpose the Executive’s compensation means (x) the sum of the Executive’s base salary when the Change in Control occurs or when employment termination occurs, whichever amount is greater, plus (y) the cash bonus or cash incentive compensation for the calendar year immediately before the calendar year in which the Change in Control occurs or for the calendar year immediately before the calendar year in which employment termination occurs, whichever amount is greater, regardless of when the bonus or incentive compensation is paid and regardless of whether it is subject in whole or in part to deferral, vesting, or a potential repayment obligation. Annual compensation shall be calculated without regard to any deferrals under qualified or nonqualified plans, but annual compensation shall not include interest or other earnings credited to the Executive under qualified or nonqualified plans or any compensation paid for service as a director. The amount payable under this section 1(a) shall not be reduced to account for the time value of money or discounted to present value. If the Executive’s employment terminates involuntarily but without Cause within six months before the Change in Control occurs but after discussions with a third party regarding a Change in

Control commence, then for purposes of this Agreement the Executive’s employment shall be deemed to have terminated immediately after the Change in Control and the Executive shall be entitled to the cash benefit under this section 1(a) within five business days after the Change in Control.

(b)    Change in Control defined. For purposes of this Agreement the term Change in Control means a change in control of the Company, as the term change in control is defined in Internal Revenue Code section 409A, as the same may be amended from time to time. References in this Agreement to section 409A of the Internal Revenue Code of 1986 include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Code section 409A. For purposes of clarification and without intending to affect the foregoing reference to section 409A for the definition of Change in Control, as of the effective date of this Agreement a Change in Control as defined in Rule 1.409A-3(i)(5) would include the following –

(1)    a change in ownership of the Company occurs on the date any one person or group accumulates ownership of Company stock constituting more than 50% of the total fair market value or total voting power of Company stock, or

(2)    (x) any one person or more than one person acting as a group acquires within a 12-month period ownership of Company stock possessing 30% or more of the total voting power of Company stock, or (y) a majority of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of the Company’s board of directors, or

(3)    a change in ownership of a substantial portion of the Company’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from the Company assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the Company’s assets immediately before the acquisition or acquisitions. For this purpose gross fair market value means the value of the Company’s assets or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

(c)    Involuntary termination with Cause defined. For purposes of this Agreement involuntary termination of the Executive’s employment shall be considered involuntary termination with Cause if the Executive shall have committed any of the following acts or if any of the following conditions exist –

(1)    fraud, embezzlement, or theft by the Executive in the course of employment, or

(2)    intentional violation of any law or significant policy of the Company or a subsidiary of the Company if, in the Company’s sole judgment, the violation has an adverse effect on the Company or subsidiary, regardless of whether the violation leads to criminal prosecution or conviction. For purposes of this Agreement applicable laws include any statute, rule, regulatory order, statement of policy, or final cease-and-desist order of any governmental agency or body having regulatory authority over the Company or subsidiary. No act or failure to act on the Executive’s part shall be considered intentional if it was due primarily to an error in judgment or negligence. An act or failure to act on the Executive’s part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the Company’s best interests, or
(3)    gross negligence in the performance of duties, or intentional failure to perform stated duties after written notice, or

(4)    intentional wrongful damage to the business or property of the Company or a subsidiary of the Company, including without limitation the Company’s or subsidiary’s reputation, which in the Company’s sole judgment causes material harm to the Company or subsidiary, or

(5)    a breach of fiduciary duty or misconduct involving dishonesty, in either case whether in the Executive’s capacity as an officer or as a director, or

(6)    removal of the Executive from office or permanent prohibition of the Executive from participating in Panhandle State Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), or

(7)    conviction of the Executive for or plea of no contest to a felony or conviction of or plea of no contest to a misdemeanor involving moral turpitude, or the actual incarceration of the Executive for 45 consecutive days or more, or

(8)    the occurrence of any event that results in the Executive being excluded from coverage, or having coverage limited for the Executive as compared to other executives, under the Company’s or subsidiary’s blanket bond or other fidelity or insurance policy covering its directors, officers, or employees.

(d)    Voluntary termination with Good Reason defined. For purposes of this Agreement a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if the conditions of the safe-harbor definition of good reason contained in Internal Revenue Code section 409A are satisfied, as the same may be amended from time to time. For purposes of clarification and without intending to affect the foregoing reference to section 409A for the definition of Good Reason, as of the effective date of this Agreement the safe-harbor definition of separation from service for good reason in Rule 1.409A-1(n)(2)(ii) provides that a termination would be a voluntary termination with Good Reason if the conditions stated in both clauses (x) and (y) are satisfied –

(x)    a voluntary termination by the Executive is considered a voluntary termination with Good Reason if any of the following occur without the Executive’s advance written consent, and the term Good Reason means the occurrence of any of the following without the Executive’s advance written consent –

1)    a material diminution of the Executive’s base salary, or
2)    a material diminution of the Executive’s authority, duties, or responsibilities, or

3)    a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, or
4)    a material diminution in the budget over which the Executive retains authority, or
5)    a material change in the geographic location at which the Executive must perform services, or
6)    any other action or inaction that constitutes a material breach by the Company of this Agreement.

(y)    the Executive must give notice to the Company of the existence of one or more of the conditions described in clause (x) within 90 days after the initial existence of the condition, and the Company shall have 30 days thereafter to remedy the condition. In addition, the Executive’s voluntary termination because of the existence of one or more of the conditions described in clause (x) must occur within 24 months after the initial existence of the condition.

2.    Additional Benefits after Employment Termination. (a) Insurance benefit. If the Executive’s employment terminates involuntarily but without Cause or if the Executive voluntarily terminates employment with Good Reason, the Company shall continue or cause to be continued at the Company’s expense and on behalf of the Executive and the Executive’s dependents a medical and dental insurance coverage benefit consisting of reimbursement by the Company of a portion of the Executive’s cost to continue medical insurance coverage under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) [Pub. L. 99-272, 100 Stat. 82]. Regardless of whether it is sufficient to reimburse the Executive’s entire monthly cost for continued medical insurance coverage under COBRA, the amount of the Company’s reimbursement under this section 2(a) shall be equal to the monthly medical insurance premium cost incurred by the Company or subsidiary of the Company on account of the Executive’s participation in the Company’s or subsidiary’s medical and dental insurance plan in the month immediately before the month in which the Executive’s employment terminated. If providing the medical and dental insurance coverage reimbursement benefit under this section 2(a) would result in the Company, a subsidiary of the Company, or any affiliate of the Company or subsidiary breaching the terms of any insurance policy with an applicable insurer or incurring any penalty or additional tax for failing to comply with any applicable law, instead of receiving the medical and dental insurance coverage reimbursement benefit the Executive shall be entitled to elect continuation coverage under COBRA section 4980B(f) and, beginning with the first payroll period after the first day of the seventh month after the month in which the Executive’s employment terminates, the Company shall pay to the Executive a monthly cash amount equal to the monthly premium amount the Company or subsidiary would have paid for the Executive’s medical and dental coverage reimbursement under this section 2(a) had the Executive remained actively employed, less any applicable tax withholdings (each such payment, a “Company Payment”). The first Company Payment shall include the amount that the Executive would have received in the seven-month period after the date of employment termination had the Executive otherwise received the Company Payments during the seven-month period. Any benefit provided by the Company in accordance with the preceding sentences after employment termination shall not count toward the medical and dental plan’s obligation to provide continuation coverage under COBRA or any applicable provision of the Company’s or subsidiary’s health plans that provide for continuing coverage for the Executive, and the last day of the post-termination period in which the

Executive is entitled to the benefit under this section 2(a) shall be deemed to be the date of the Executive’s “qualifying event” for purposes of COBRA, provided that if application of this sentence would result in the Company, a subsidiary, or any affiliate of the Company or subsidiary incurring any penalty or additional tax for failing to comply with any applicable law, this section 2(a) shall be applied without giving effect to this sentence.
(b)    Benefit duration. The Company’s obligation to pay benefits under this section 2 shall terminate on the first to occur of (w) the date the Executive becomes eligible for medical and dental coverage under another medical insurance plan, whether purchased independently by the Executive or provided by another employer, (x) the Executive’s attainment of age 60, (y) the Executive’s death, or (z) the second anniversary of the Executive’s employment termination. Termination of benefits under this section 2 shall not, however, relieve the Company of its obligation to make a reimbursement payment due but not yet paid to the Executive. This section 2 shall not be interpreted to limit any benefits to which the Executive or the Executive’s dependents or beneficiaries may be entitled under any of the Company’s or subsidiary’s employee benefit plans, agreements, programs, or practices after the Executive’s employment termination, including without limitation retiree medical benefits.

3.    Termination for Which No Benefits Are Payable. Despite anything in this Agreement to the contrary, the Executive shall not be entitled to benefits under this Agreement if the Executive’s employment terminates involuntarily with Cause or if the Executive dies or becomes disabled while employed by the Company or a subsidiary of the Company. For purposes of this Agreement the term disabled means that because of injury or sickness the Executive is unable to perform the Executive’s duties. The benefits, if any, payable to the Executive or the Executive’s beneficiary or estate relating to the Executive’s death or disability shall be determined solely by such benefit plans or arrangements as the Company or a subsidiary of the Company may have with the Executive relating to death or disability, not by this Agreement.

4.    Restrictions on the Executive’s Post-Employment Activities. (a) Covenant Not to Solicit. For two years after the Executive’s employment terminates the Executive (x) shall not solicit or attempt to solicit and shall not encourage or induce in any way any employee, joint venturer, or business partner of the Company or any subsidiary of the Company to terminate an employment or contractual relationship with the Company or any subsidiary of the Company and (y) shall not hire any person then employed by the Company or a subsidiary of the Company or employed by the Company or a subsidiary of the Company at any time during the two-year period before the Executive’s employment termination. The parties agree that the Executive shall not be considered to be in violation of clause (y) if the Executive does not have managerial, executive, or supervisory responsibilities with a subsequent employer that hires a person formerly employed by the Company or a subsidiary of the Company, provided the Executive does not actually make the hiring decision and provided the person does not report to or work in the same area of operations as the Executive.

(b)    Covenant Not to Compete. Without advance written consent of the Company, the Executive covenants and agrees not to compete directly or indirectly with the Company or any subsidiary of the Company for two years after the Executive’s employment terminates, plus any period during which the Executive is in violation of this covenant not to compete and any period during which the Company or a subsidiary of the Company seeks by litigation to enforce this covenant not to compete. For purposes of this section 4(b) –

(1)    the term “compete” means

(a)	providing financial products or services on behalf of any financial institution for any person residing in the territory,

(b)	assisting (other than through the performance of ministerial or clerical duties) any financial institution in providing financial products or services to any person residing in the territory, or

(c)
inducing or attempting to induce any person who was a customer of the Company or any subsidiary of the Company at the date of the Executive’s employment termination to seek financial products or services from another financial institution.

(2)    the phrase “compete directly or indirectly” means –

(a)
acting as a consultant, officer, director, independent contractor, incorporator, organizer, or employee of any financial institution in competition with the Company or any subsidiary of the Company in the territory, or

(b)	ownership of more than 2% of the voting shares of any financial institution in competition with the Company or any subsidiary of the Company in the territory, or

(c)
communicating to such financial institution the names or addresses or any financial information concerning any person who was a customer of the Company or any subsidiary of the Company at the Executive’s employment termination.

(3)	the term “customer” means any person to whom the Company or a subsidiary of the Company is providing financial products or services on the date of the Executive’s employment termination.

(4)
the term “financial institution” means any bank, savings association, or bank or savings association holding company, or any other entity, including a financial institution in organization, the business of which is or will be engaging in activities that are financial in nature or incidental to such financial activities as described in section 4(k) of the Bank Holding Company Act of 1956, other than the Company or a subsidiary.

(5)
“financial product or service” means any product or service that a financial institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under section 4(k) of the Bank Holding Company Act of 1956 and that is offered by the Company or a subsidiary of the Company on the date of the Executive’s employment termination, including but not limited to banking activities and activities that are closely related to and a proper incident to banking.

(6)	the term “person” means any individual or individuals, corporation, partnership, fiduciary or association.

(7)	the term “territory” means all of Idaho, Malheur County, Oregon, and Spokane County, Washington.

(c)    No Disparagement. The Executive promises and agrees that for as long as the covenant against competition in section 4 applies the Executive shall not cause statements to be made, whether written or oral, that reflect negatively on the business reputation of the Company or any subsidiary of the Company. Likewise, on its behalf and on behalf of its subsidiaries the Company promises and agrees not to cause statements to be made, whether written or oral, that reflect negatively on the reputation of the Executive.

(d)    Remedies. Because of the unique character of the services rendered by the Executive, the Executive understands that the Company would not have an adequate remedy at law for the material breach or threatened breach by the Executive of any one or more of the Executive’s covenants set forth in this section 4. Accordingly, the Executive agrees that the Company’s remedies for a material breach or threatened breach of this section 4 include but are not limited to (x) forfeiture of any money representing accrued salary, contingent payments, or other fringe benefits due and payable to the Executive, (y) forfeiture of any benefits under this Agreement, and (z) a suit in equity by the Company to enjoin the Executive from the breach or threatened breach of such covenants. The Executive hereby waives the claim or defense that an adequate remedy at law is available to the Company and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists. Nothing herein shall be construed to prohibit the Company or any subsidiary of the Company from pursuing any other remedies for the breach or threatened breach. The Executive specifically acknowledges the receipt of adequate consideration for the covenants contained in section 4. The Executive acknowledges and agrees that the Executive has experience and capabilities sufficient to enable the Executive after employment termination to obtain employment that does not violate the covenants in this section 4 and that the Company’s remedies under section 4 will not prevent the Executive from earning a livelihood. If any provision of this section 4 or any word, phrase, clause, sentence or other portion thereof (including without limitation the geographical and temporal restrictions contained therein) is held to be unenforceable or invalid for any reason, the unenforceable or invalid provision or portion shall be modified or deleted so that the provision, as modified, is legal and enforceable to the fullest extent permitted under applicable law.

(e)    Section 4 Survives Termination. The rights and obligations set forth in this section 4 shall survive termination of this Agreement, but if a Change in Control occurs before the Executive’s employment terminates section 4 shall become void when the Change in Control occurs.

5.    This Agreement Is Not an Employment Contract. The parties hereto acknowledge and agree that this Agreement is not a management or employment agreement and that nothing in this Agreement shall give the Executive any rights or impose any obligations to continued employment by the Company or any subsidiary of or successor to the Company, nor shall it give the Company any rights to or impose any obligations for the continued performance of duties by the Executive for the Company or any subsidiary of or successor to the Company.

6.    Withholding of Taxes. The Company may withhold from any benefits payable under this Agreement all Federal, state, local or other taxes as may be required by law, governmental regulation, or ruling.

7.    Successors and Assigns. (a) This Agreement is binding on the Company’s successors. This Agreement shall be binding upon the Company and any successor to the Company, including any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company by purchase, merger, consolidation, reorganization, or otherwise. But this Agreement and the Company’s obligations under this Agreement are not otherwise assignable, transferable, or delegable by the Company. By agreement in form and substance satisfactory to the Executive, the Company shall require any successor to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform had no succession occurred.

(b)    This Agreement is enforceable by the Executive’s heirs. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, and legatees.

(c)    This Agreement is personal and is not assignable. This Agreement is personal in nature. Without written consent of the other party, neither party shall assign, transfer, or delegate this Agreement or any rights or obligations under this Agreement except as expressly provided in this section 7. Without limiting the generality of the foregoing, the Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by Executive’s will or by the laws of descent and distribution. If the Executive attempts an assignment or transfer that is contrary to this section 7, the Company shall have no liability to pay any amount to the assignee or transferee.

8.    Notices. Any notice under this Agreement shall be deemed to have been effectively made or given if in writing and personally delivered, delivered by mail properly addressed in a sealed envelope, postage prepaid by certified or registered mail, delivered by a reputable overnight delivery service, or sent by facsimile. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Company at the time of the delivery of notice, and properly addressed to the Company if addressed to Intermountain Community Bancorp, 414 Church Street, Sandpoint, Idaho 83864, Attention: Chief Executive Officer.

9.    Captions and Counterparts. The headings and subheadings used in this Agreement are included solely for convenience and shall not affect the interpretation of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

10.    Amendments and Waivers. No provision of this Agreement may be modified, waived, or discharged unless the waiver, modification, or discharge is agreed to in a writing or writings signed by the Executive and by the Company. No waiver by either party of a breach by the other party or waiver of compliance with any condition or provision of this Agreement to be performed by the other party shall be deemed to be a waiver of other provisions or conditions at the same or at any prior or subsequent time.

11.    Severability. The provisions of this Agreement are severable. The invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. Any provision held to be invalid or unenforceable shall be reformed to the extent (and only to the extent) necessary to make it valid and enforceable.

12.    Governing Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by and construed in accordance with the substantive laws of the State of Idaho, without giving effect to the principles of conflict of laws of the State of Idaho.

13.    Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive concerning the subject matter. No rights are granted to the Executive under this Agreement other than those specifically set forth. No agreements or representations, oral or otherwise, expressed or implied concerning the subject matter of this Agreement have been made by either party that are not set forth expressly in this Agreement. This Agreement supersedes any employment or severance agreement between the Executive and the Company or between the Executive and any subsidiary or affiliate of the Company, including but not limited to the Executive’s December 28, 2007 Amended and Restated Executive Severance Agreement with Panhandle State Bank and Intermountain Community Bancorp, and from and after the date of this Agreement any other severance agreement or employment agreement between the Executive and the Company or between the Executive and any subsidiary or affiliate of the Company is void and of no further force or effect.

14.    No Mitigation Required. The Company hereby acknowledges that it will be difficult and could be impossible (x) for the Executive to find reasonably comparable employment after termination and (y) to measure the amount of damages the Executive suffers because of termination. Additionally, the Company acknowledges that its general severance pay plans do not provide for mitigation, offset, or reduction of any severance payment received thereunder. The Company further acknowledges that the payment of benefits by the Company under this Agreement is reasonable and shall be liquidated damages. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings, or other benefits from any source whatsoever create any mitigation, offset, reduction, or any other obligation on the part of the Executive hereunder or otherwise.

15.    Internal Revenue Code Section 409A. The Company and the Executive intend that their exercise of authority or discretion under this Agreement shall comply with section 409A of the Internal Revenue Code of 1986. If when the Executive’s employment terminates the Executive is a specified employee, as defined in section 409A of the Internal Revenue Code of 1986, and if any payments or benefits under this Agreement will result in additional tax or interest to the Executive because of section 409A, then despite any provision of this Agreement to the contrary the Executive shall not be entitled to the payments or benefits until the earliest of (x) the date that is at least six months after termination of the Executive’s employment for reasons other than the Executive’s death, (y) the date of the Executive’s death, or (z) any earlier date that does not result in additional tax or interest to the Executive under section 409A. As promptly as possible after the end of the period during which payments or benefits are delayed under this provision, the entire amount of the delayed payments shall be paid to the Executive in a single lump sum. If any provision of this Agreement does not satisfy the requirements of section 409A, the provision shall nevertheless be applied in a manner consistent with those requirements. If any provision of this Agreement would subject the Executive to additional tax or interest under section 409A, the Company shall reform the provision. However, the Company shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Company shall not be required to incur any additional compensation expense as a result of the reformed provision.

16.    No Violation of Golden Parachute Rules. The Company and the Executive acknowledge and agree that any payment to the Executive under this Agreement and any agreement to make a payment to the Executive are or may be subject to the golden parachute limitations of 12 U.S.C. 1828(k) and FDIC rules at 12 C.F.R. Part 359. The Company and the Executive acknowledge and agree that if any payment or agreement to make a payment under this Agreement would be considered a golden parachute payment under 12 C.F.R. 359.1(f), the Company shall not have a contractual or other obligation to make the payment to the Executive, and the agreement to make the payment shall be void, unless (x) the payment receives the prior approval of the appropriate Federal banking agency, if required at that time by 12 U.S.C. section 1828(k), 12 C.F.R. Part 359, or other Federal or state laws, rules or regulations, and (y) the obligation and the payment comply in all other respects with 12 U.S.C. section 1828(k), 12 C.F.R. Part 359, and other Federal and state laws, rules or regulations, to the extent applicable at the time.

17.    Payment of Legal Fees. The Company is aware that after a Change in Control management could cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or could institute or cause or attempt to cause the Company to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny Executive the benefits intended under this Agreement. In these circumstances the purpose of this Agreement would be frustrated. The Company desires that the Executive not be required to incur the expenses associated with the enforcement of rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. The Company desires that the Executive not be forced to negotiate settlement of rights under this Agreement under threat of incurring expenses. Accordingly, if after a Change in Control occurs it appears to the Executive that (x) the Company has failed to comply with any of its obligations under this Agreement or (y) the Company or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Executive the benefits intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at the Company’s expense as provided in this section 17, to represent the Executive in the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder, or other person affiliated with the Company, in any jurisdiction. Despite any existing or previous attorney-client relationship between the Company and any counsel chosen by the Executive under this section 17, the Company irrevocably consents to the Executive entering into an attorney-client relationship with that counsel, and the Company and the Executive agree that a confidential relationship shall exist between the Executive and that counsel. The fees and expenses of counsel selected from time to time by the Executive as provided in this section 17 shall be paid or reimbursed to the Executive by the Company on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by counsel in accordance with counsel’s customary practices, up to a maximum aggregate amount of $250,000, whether suit be brought or not, and whether or not incurred in trial, bankruptcy, or appellate proceedings. The Company’s obligation to pay the Executive’s legal fees under this section 17 operates separately from and in addition to any legal fee reimbursement obligation the Company may have with the Executive under any separate salary continuation or other agreement. Despite anything in this Agreement to the contrary however, the Company shall not be required to pay or reimburse the Executive’s legal expenses if doing so would violate section 18(k) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)] and Rule 359.3 of the Federal Deposit Insurance Corporation [12 CFR 359.3].

IN WITNESS WHEREOF, the parties have executed this Severance Agreement as of the date first written above.

EXECUTIVE	EMPLOYER
Intermountain Community Bancorp

/s/ Pamela Rasmussen	By:	/s/ Curt Hecker
Pamela Rasmussen		Curt Hecker

	Its:	President and Chief Executive Officer